Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM /AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
January 10, 2013	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
Sunoco Logistics Partners L.P.	London	Singapore
Sunoco Logistics Partners Operations L.P.	Los Angeles	Tokyo
1818 Market Street, Suite 1500	Madrid	Washington, D.C.
Philadelphia, PA 19103	Milan

Re:	Registration Statement Nos. 333-185192 and

333-185192-01; Issuance of $350,000,000 Aggregate Principal Amount of 3.45%

Senior Notes due 2023 and $350,000,000 Aggregate Principal Amount of 4.95%

Senior Notes due 2043

Ladies and Gentlemen:

We have acted as special counsel to Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the “Operating Partnership”), and Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the issuance by the Operating Partnership of $350,000,000 aggregate principal amount of 3.45% Senior Notes due 2023 and $350,000,000 aggregate principal amount of 4.95% Senior Notes Due 2043 (collectively, the “Notes”) and the guarantees of the Notes by the Partnership (the “Guarantees”), under the Indenture (the “Base Indenture”) dated as of December 16, 2005 among the Operating Partnership, the Partnership and U.S. Bank National Association as successor trustee (the “Trustee”), as supplemented by (i) the Seventh Supplemental Indenture thereto, dated as of January 10, 2013 (the “Seventh Supplemental Indenture”) and (ii) the Eighth Supplemental Indenture thereto, dated as of January 10, 2013 (the “Eighth Supplemental Indenture” and, together with the Base Indenture and the Seventh Supplemental Indenture, the “Indenture”), setting forth the terms of the Notes and the Guarantees, among the Operating Partnership, the Partnership and the Trustee, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 29, 2012 (Registration Nos. 333-185192 and 333-185192-01) (as so filed and as supplemented, the “Registration Statement”), a base prospectus dated November 29, 2012, included in the Registration Statement at the time it became effective (the “Base Prospectus”), a preliminary prospectus supplement dated January 7, 2013 (the “Preliminary Prospectus Supplement” and together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated January 7, 2013 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

January 10, 2013

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of each of the Operating Partnership and the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act, as interpreted by the federal courts and courts of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the underwriting agreement dated January 7, 2013, by and among the Operating Partnership and the Partnership, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc. as representatives of the several underwriters named therein, the Notes and the Guarantees will have been duly authorized by all necessary limited partnership action of the Operating Partnership and the Partnership, respectively, and will be legally valid and binding obligations of the Operating Partnership and the Partnership, respectively, enforceable against the Operating Partnership and the Partnership in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) provisions purporting to make a guarantor primarily liable rather than as a surety; (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (h) waivers of broadly or vaguely stated rights; (i) covenants not to compete; (j) provisions for exclusivity, election or cumulation of rights or remedies; (k)

January 10, 2013

provisions authorizing or validating conclusive or discretionary determinations; (l) grants of setoff rights; (m) proxies, powers and trusts; (n) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantees and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Operating Partnership and the Partnership, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Operating Partnership and the Partnership, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Form 8-K filed on January 10, 2013 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP